Exhibit 10

EXECUTION VERSION

$1,850,000,000

FIVE-YEAR CREDIT AGREEMENT

dated as of

December 9, 2016

Among

Campbell Soup Company

The Eligible Subsidiaries Referred to Herein

The Lenders Party Hereto

And

JPMorgan Chase Bank, N.A.,

as Administrative Agent

_____________________

JPMorgan Chase Bank, N.A.

Barclays Bank PLC

BNP Paribas Securities Corp.

Joint Lead Arrangers and Joint Bookrunners

Barclays Bank PLC

BNP Paribas Securities Corp.

Syndication Agents

TABLE OF CONTENTS

 _______________________

i

SECTION 11.14. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	62

COMMITMENT SCHEDULE

PRICING SCHEDULE

SCHEDULE 2.18 - EXISTING LETTERS OF CREDIT

EXHIBIT A	-	Note
EXHIBIT B	-	Opinion of Counsel for the Company
EXHIBIT C	-	Election to Participate
EXHIBIT D	-	Election to Terminate
EXHIBIT E	-	Opinion of Counsel for an Eligible Subsidiary
EXHIBIT F	-	Assignment and Assumption Agreement
EXHIBIT G	-	Designation Agreement
EXHIBIT H	-	Extension Agreement

v

FIVE-YEAR CREDIT AGREEMENT

FIVE-YEAR CREDIT AGREEMENT dated as of December 9, 2016 among CAMPBELL SOUP COMPANY, the ELIGIBLE SUBSIDIARIES referred to herein, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Lender.

“affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Agents” means the Administrative Agent and the Syndication Agents.

“Agreement” means this Five-Year Credit Agreement, as the same may at any time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof.

“Anti-Corruption Laws ” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Approved Fund ” means any Fund that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 11.06(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Euro -Dollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the purpose of this definition, the Euro-Dollar Rate for any day shall be based on the Euro-Dollar Rate at approximately 11:00 A.M. London time on such day.

“Base Rate Loan” means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

“Base Rate Margin” has the meaning set forth in the Pricing Schedule.

“Board” means the Board of Governors of the Federal Reserve System of the United

States.

“Board of Directors” means the board of directors of the Company.

“Borrower” means the Company or any Eligible Subsidiary, as the context may require, and their respective successors, and “Borrowers” means all of the foregoing.

“Borrowing” has the meaning set forth in Section 1.03.

“ Canadian Credit Agreement” means that certain Credit Agreement dated as of July 15, 2016 by and among Campbell Company of Canada, as borrower, the Company, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Insolvency Event” means the occurrence of any event under Section 6.1(j) or Section 6.1(k) of the Canadian Credit Agreement but only for so long as the Canadian Credit Agreement is a Restricted Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(1)   the sale, conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;

(2)   the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or

(3)   the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares;

provided that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (1) the Company’s Public Rating is downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the Company’s Public Rating is under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Company’s Public Rating is rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Administrative Agent, in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Commitment” means (i) with respect to any Lender listed on the Commitment Schedule, the amount set forth therein opposite the name of such Lender under the heading “Commitment” and (ii) with respect to any Assignee or any financial institution which becomes a Lender pursuant to Section 11.06(c) or 2.20 the amount of the Commitment thereby assumed by it, in each case as such amount may from time to time be reduced pursuant to Section 2.08 or changed as a result of an assignment pursuant to Section 11.06(c).

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Company” means Campbell Soup Company, a New Jersey corporation, and its successors.

“Company’s 2015 Notes” means the global security issued in connection with those certain 3.300% senior notes due 2025, as filed with the Securities and Exchange Commission as Exhibit 4.2 to the Form 8-K on March 19, 2015.

“ Company’s 2016 Form 10-K” means the Company’s annual report on Form 10-K for its fiscal year ended July 31, 2016, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Company’s Latest Form 10-Q” means the Company’s quarterly report on Form 10-Q for the quarter ended on October 30, 2016, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Company’s Public Rating” means, at any time, (i) if the Company’s 2015 Notes are outstanding at such time, the rating assigned to the Company’s 2015 Notes by each of the Ratings Agencies and (ii) if the Company’s 2015 Notes are not outstanding at such time, the rating assigned by each of the Ratings Agencies to the Company’s unsecured long-term indebtedness without third-party credit support (or, if no such indebtedness is outstanding and so rated at such time, then the Company’s corporate or corporate family rating, as applicable, from such Ratings Agencies).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Net Assets” means the total assets of the Company and its Consolidated Subsidiaries after deducting therefrom all current liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on December 9, 2016; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covenant” means, with respect to any Restricted Agreement, any covenant contained therein (x) consisting of a financial ratio or financial test; (y) prohibiting, restricting or otherwise limiting the ability of the obligor thereunder (or any of its subsidiaries) to (1) merge, consolidate, sell or otherwise dispose of assets, (2) make investments or acquisitions, (3) grant Liens, (4) declare or pay dividends or make other distributions, (5) make any repurchases or redemptions of any capital stock, or (6) incur Debt; or (z) consisting of an event of default.

“Credit Exposure” means, with respect to any Lender at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the sum of the aggregate outstanding principal amount of its Loans at such time plus the aggregate amount of its Letter of Credit Liabilities at such time.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all obligations (including all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (vii) all Debt of others Guaranteed by such Person.

“ Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender ” means any Lender that (a) has failed to (i) fund any portion of its Loans within two Domestic Business Days of the date required to be funded, (ii) fund any portion of its participations in Letters of Credit required to be funded by it hereunder or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder within two Domestic Business Days of the date required to be paid, unless, in the case of clause (i) or (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become (or has a Parent that has become) the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Designated Lender” means, with respect to any Designating Lender, an Approved Fund designated by it pursuant to Section 11.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Lender” means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 11.07(a).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Inventory” means inventory owned by the Company or any Subsidiary and located in the United States.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Domestic Receivables” means receivables of the Company or any Subsidiary which in the ordinary course of business are payable in the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date the Commitments become effective in accordance with Section 3.01.

“Election to Participate” means an Election to Participate substantially in the form of Exhibit C hereto.

“Election to Terminate” means an Election to Terminate substantially in the form of Exhibit D hereto.

“ Eligible Subsidiary” means any Wholly-Owned Principal Subsidiary as to which an Election to Participate shall have been delivered to the Administrative Agent and as to which an Election to Terminate with respect to such Election to Participate shall not have been delivered to the Administrative Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Principal Subsidiary and the Company in such number of copies as the Administrative Agent may request. If at any time a Subsidiary theretofore designated as an Eligible Subsidiary no longer qualifies as a Wholly-Owned Principal Subsidiary, the Company shall cause to be delivered to the Administrative Agent an Election to Terminate terminating the status of such Subsidiary as an Eligible Subsidiary. Until such an Election to Terminate is so delivered, such Subsidiary shall be deemed to be both an Eligible Subsidiary and a Principal Subsidiary for purposes hereof. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred or the Company’s guaranty thereof. The Administrative Agent shall promptly give notice to the Lenders of the receipt of any Election to Participate or Election to Terminate.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Group” includes any Person who was, as to the time of such past event or period of time, a member of the “ERISA Group” within the meaning of the preceding sentence.

“EU Bail-In Legislation Schedule ” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Administrative Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at the Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Margin” has the meaning set forth in the Pricing Schedule.

“Euro-Dollar Rate” means, with respect to any Euro-Dollar Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (c) of the definition thereof, the Euro-Dollar Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Euro -Dollar Screen Rate shall not be available at such time for such Interest Period (an “ Impacted Interest Period”) then the Euro-Dollar Rate shall be the Interpolated Rate; provided, further that if the Euro-Dollar Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.17.

“Euro-Dollar Screen Rate” means, for any day and time, with respect to any Euro-Dollar Borrowing for any Interest Period or any determination of the Base Rate pursuant to clause (c) of the definition thereof, the London interbank offered rate as administered by ICE

Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Euro-Dollar Screen Rate determined pursuant to the foregoing shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Five Year Credit Agreement dated as of December 9, 2013 among the Company, the Eligible Subsidiaries referred to therein, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Letters of Credit” shall mean the letters of credit listed on Schedule 2.18.

“Facility Fee Rate” means the applicable rate per annum determined in accordance with the Pricing Schedule.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement and any regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate determined in accordance with the foregoing would otherwise be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards

Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group of Loans” or “Group” means at any time a group of Loans consisting of (i) all Loans to a single Borrower which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans to a single Borrower having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Euro-Dollar Rate.”

“Indemnitee” has the meaning set forth in Section 11.03(b).

“Interest Period” means: with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the relevant Borrower may elect in the applicable Notice of Borrowing; provided that:

(a)          any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b)          any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c)           any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Euro-Dollar Screen Rate) determined by the Administrative Agent to be equal to the rate that results from interpolating on a linear basis between: (a) the Euro-Dollar Screen Rate for the longest period (for which the Euro-Dollar Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Euro-Dollar Screen Rate for the shortest period (for which that Euro-Dollar Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

“Issuing Lender” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas and any other Lender that may agree to issue Letters of Credit hereunder pursuant to an instrument in form satisfactory to the Administrative Agent, in each case as issuer of a letter of credit hereunder; provided that Barclays Bank PLC shall have no obligation to issue any commercial letters of credit hereunder. Each of the issuing lenders listed on Schedule 2.18 is an Issuing Lender with respect to each of its Existing Letters of Credit.

“Joint Lead Arrangers and Joint Bookrunners” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, and BNP Paribas Securities Corp., in their respective capacities as joint lead arrangers and joint bookrunners in connection with this Agreement.

“Lender” means (i) a Person listed on the Commitment Schedule as having a Commitment, (ii) an Assignee or (iii) a financial institution that becomes a Lender pursuant to Section 2.20.

“Lender Party” means the Administrative Agent, any Issuing Lender or any other Lender.

“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Lender.

“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Liabilities” means, at any time, the sum of (x) the aggregate amount then owing by the Borrowers in respect of amounts drawn under Letters of Credit and (y) the aggregate amount then available for drawing under all Letters of Credit. The Letter of Credit Liabilities of any Lender at any time shall be such Lender’s ratable participation, determined in accordance with its Percentage at such time (but subject, in the case of any reallocation upon any determination of any other Lender as being a Defaulting Lender, to Section 2.21(b)(i)), of the total Letter of Credit Liabilities.

“Letter of Credit Sublimit” means (a) with respect to the Issuing Lenders taken as a whole, $50,000,000 (regardless of whether the sum of the Letter of Credit Sublimits provided in clause (b) below exceeds such amount) and (b) (i) with respect to JPMorgan Chase Bank, N.A., $16,666,667, (ii) with respect to Barclays Bank PLC, $16,666,667 and (iii) with respect to BNP Paribas, $16,666,667 or (iv) with respect to any of JPMorgan Chase Bank, N.A., Barclays Bank PLC, BNP Paribas or any other Issuing Lender, such other amounts as may be agreed from time to time among such Issuing Lender, the Company and the Administrative Agent.

“Letter of Credit Termination Date” means the tenth Domestic Business Day prior to the Termination Date; provided that if the Commitments of some but not all Lenders shall have been extended pursuant to Section 2.01(b), the Termination Date for this purpose shall be the latest Termination Date which is applicable to Commitments aggregating at least $50,000,000.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Document” means this Agreement, including without limitation, schedules and exhibits hereto and any agreements entered into in connection herewith, including amendments, modifications or supplements thereto or waivers thereof, any Notes and any other documents prepared in connection with this Agreement.

“Material Debt” means Debt (other than Loans) of the Company or a Subsidiary, arising in a single transaction or a series of related transactions, in an aggregate principal amount of $100,000,000 or more.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“ Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it pursuant to Article 2.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.09(a).

“Notice of Issuance” has the meaning set forth in Section 2.18(b).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Other Taxes” has the meaning set forth in Section 8.04(a).

“Outstanding Amount” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of its Loans plus the aggregate amount of its Letter of Credit Liabilities at such time, determined at such time after giving effect to any prior assignments by or to such Lender pursuant to Section 11.06(c).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Euro-Dollar Borrowings by U.S.-managed banking offices of depositary institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 11.06(b).

“Participant Register” has the meaning set forth in Section 11.06(f).

“Payment Date” has the meaning set forth in Section 2.18(c).

“Patriot Act” has the meaning set forth in Section 11.12.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Lender at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Lender’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 11.06(c).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group or (ii) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A. in New York, New York, as its Prime Rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Property” means any manufacturing or processing plant or warehouse (a) located in the United States, (b) owned by the Company or any Subsidiary and (c) having a gross book value (including related land and improvements therein and all machinery and equipment included therein without deduction of any depreciation reserves) on the date as of which the determination is being made exceeding 2% of Consolidated Net Assets.

“Principal Subsidiary” means any Subsidiary which (a) owns a Principal Property, (b) owns Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000 or (c) owns (directly or indirectly) the stock of any Subsidiary which owns a Principal Property or has Domestic Inventory and Domestic Receivables with a combined aggregate book value in excess of $30,000,000.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Ratings Agency” means each of Moody’s and S&P; provided, that if (i) the Company’s 2015 Notes are outstanding at such time and either of Moody’s or S&P ceases to rate such notes or fails to make a rating of the Company’s 2015 Notes publicly available for reasons outside of the Company’s control, or (ii) the Company’s 2015 Notes are not outstanding at such time and either Moody’s or S&P ceases to rate the Company’s unsecured long-term indebtedness or, if no such indebtedness is outstanding, the Company’s corporate or corporate family rating, then, in either case, the Company may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended with respect to the Company’s 2015 Notes.

“Register” has the meaning specified in Section 2.04(a).

“Regulation U” or “X” means Regulation U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning specified in Section 2.18(c).

“Required Lenders” means at any time Lenders having more than 50% of the aggregate amount of the Credit Exposures at such time (exclusive in each case of the Credit Exposure(s) of Defaulting Lenders).

“Restricted Agreement” means (i) any syndicated bank credit facility under which obligations in an amount in excess of $50,000,000 may be incurred or (ii) any agreement or instrument evidencing or governing debt securities issued in a capital markets transaction in an aggregate principal amount in excess of $100,000,000.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“ S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and its successors.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union (“EU”) or any EU member state, or Her Majesty’s Treasury of the United

Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the EU or any EU member state or Her Majesty’s Treasury of the United Kingdom.

“Stop Issuance Notice” has the meaning specified in Section 2.19.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

“Syndication Agents” means Barclays Bank PLC and BNP Paribas Securities Corp., in their respective capacities as syndication agents in connection with this Agreement.

“Taxes” has the meaning set forth in Section 8.04(a).

“Termination Date” means (i) December 9, 2021 or (ii) such later day to which the Termination Date may be extended with respect to such Lender pursuant to Section 2.01(b), but in each case if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus (ii) the aggregate amount of the Letter of Credit Liabilities of all Lenders at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 8.04(e).

“Voting Stock” means capital stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

“Wholly-Owned Principal Subsidiary” means any Principal Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail -In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Article 5 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

SECTION 1.03. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans).

ARTICLE 2

THE FACILITY

SECTION 2.01. Commitments to Lend. (a) During the Revolving Credit Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to any Borrower pursuant to this Section from time to time; provided that, immediately after each such loan is made:

(i)         such Lender’s Outstanding Amount shall not exceed its Commitment; and (

(ii)        the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

Within the foregoing limits, a Borrower may borrow under this Section 2.01(a), prepay Loans to the extent permitted by Section 2.11 and reborrow at any time during the Revolving Credit Period under this Section 2.01. Each Borrowing under this Section shall be in an aggregate principal amount of $ 25,000,000 or any larger multiple of $1,000,000 (except that (i) any such Borrowing may be in the aggregate amount at the time available under this Section and (ii) any Borrowing pursuant to Section 2.18(c)(ii) may be in the amount of the related Reimbursement Obligation) and shall be made from the several Lenders ratably in proportion to their respective Commitments.

(b) The Termination Date may be extended on up to two occasions in the manner set forth in this subsection (b) for a period of one year from the Termination Date then in effect. If the Company wishes to request an extension of the Termination Date, the Company shall give notice to that effect to the Administrative Agent not less than 45 nor more than 90 days prior to the first or second anniversary of the date hereof, or at both times, whereupon the Administrative Agent shall promptly notify each of the Lenders of such request. Each Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 30 days of such notice to the Administrative Agent. Any Lender not responding to such request within such time period shall be deemed to have responded negatively to such request. The Company may request the Lenders that do not elect to extend the Termination Date to assign their Commitments in their entirety to one or more Assignees pursuant to Section 11.06 which Assignees will agree to extend the Termination Date. If Lenders having more than 50% of the aggregate amount of the Commitments (including such Assignees and excluding their respective transferor Lenders) respond affirmatively, then, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit H hereto duly completed and signed by the Company, the Administrative Agent and such Lenders, the Termination Date shall be extended to the first anniversary of the Termination Date then in effect with respect to such Lenders (but not with respect to Lenders not so responding affirmatively). Any extension of the Termination Date pursuant to this subsection (b) shall be subject to satisfaction of the conditions set forth in Section 3.02(b) and Section 3.02(c), and any request for an extension by the Company hereunder shall constitute a representation and warranty that such conditions are satisfied at the time of such extension and after giving effect thereto.

SECTION 2.02. Notice of Borrowing. The relevant Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 10:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a)         the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b)        the aggregate amount of such Borrowing;

(c)         whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Euro-Dollar Rate; and

(d)         in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.03. Notice to Lenders; Fundings of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the relevant Borrower.

(b)        Not later than 3:00 P.M. (New York City time) on the date of each Borrowing, each Lender shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the relevant Borrower at the Administrative Agent’s aforesaid address.

(c)       Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or prior to 3:00 P.M. (New York City time) on the date of any Base Rate Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

(d)       Each Lender may, at its option, make any Loan available to any Eligible Subsidiary which is not organized under the laws of the United States or any political subdivision thereof by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Eligible Subsidiary to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.04. Registry; Notes. (a) The Administrative Agent shall maintain a register (the “Register”) in which it will record the Commitment of each Lender, each Loan made by each Lender and each repayment of any Loan. Any such recordation by the Administrative Agent in the Register shall be conclusive, absent manifest error. Each Lender shall record in its internal records the foregoing information as to its own Commitment and Loans. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations hereunder in respect of the Loans.

(b)      Each Lender may, by notice to a Borrower and the Administrative Agent, request (i)   that its Loans to such Borrower be evidenced by a single Note payable to such Lender or its registered assigns in an amount equal to the aggregate unpaid principal amount of such Loans or (ii) that its Loans of a particular type to such Borrower be evidenced by a separate Note of such Borrower in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with any appropriate modifications to reflect the fact that it evidences solely Loans of a particular type. Each reference in this Agreement to the “Note” of such Lender shall be deemed to refer to and include any or all of such Notes, as the context may require.

SECTION 2.05. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

SECTION 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the applicable Base Rate Margin plus the Base Rate for such day. Such interest shall be payable at maturity, quarterly in arrears on each Quarterly Payment Date prior to maturity and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the day such principal amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)       Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin as applicable to such Euro-Dollar Loan plus the Euro-Dollar Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

(c)       Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the higher of (i) the sum of 1% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the rate at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars are offered by the principal London office of the Administrative Agent in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 1% plus the sum of the Euro-Dollar Margin for such day plus the Euro-Dollar Rate applicable to such Loan on the day such payment was due.

(d)       The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the relevant Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.07. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.

(b)      The Company shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the applicable Euro-Dollar Margin for such day and (ii) to each Issuing Lender a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Lender at such rate per annum as may be mutually agreed between the Company and such Issuing Lender from time to time.

(c)      Fees accrued for the account of the Lenders under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the day on which the Commitments terminate in their entirety (and, if later, on the day on which the aggregate Outstanding Amount is reduced to zero).

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SECTION 2.08. Optional Termination or Reduction of Commitments. During the Revolving Credit Period, the Company may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $25,000,000 or a larger multiple of $ 1,000,000, the aggregate amount of the Commitments; provided that no such reduction shall be permitted if it would cause the Total Outstanding Amount to exceed the aggregate amount of the Commitments. The Administrative Agent shall give prompt notice to the Lenders of any such termination or reduction of the Commitments.

SECTION 2.09. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by a Borrower in the applicable Notice of Borrowing. Thereafter, a Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8) as follows:

(i)       if such Loans are Base Rate Loans, the relevant Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii)       if such Loans are Euro-Dollar Loans, the relevant Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.13 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:00 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $25,000,000 or any larger multiple of $1,000,000.

(b)       Each Notice of Interest Rate Election shall specify:

(i)      the Group of Loans (or portion thereof) to which such notice applies;

(ii)     the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii)     if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)     if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)        Upon receipt of a Notice of Interest Rate Election from a Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by such Borrower. If the relevant Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

SECTION 2.10. Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.11. Optional Prepayments . (a) Subject in the case of any Euro-Dollar Borrowing to Section 2.13, any Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

(b)        Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the relevant Borrower.

SECTION 2.12. General Provisions as to Payments. (a) The Borrowers shall make each payment of principal of, and interest on, the Loans, of Letter of Credit Liabilities and of fees hereunder not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01. The Administrative Agent will promptly distribute to each Lender its ratable share of each such payment received by the Administrative Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar

Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)        Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c)       If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.12(b), 2.18(c) or 2.18(f), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or any Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.13. Funding Losses. If a Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if a Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.03(a), 2.09(c) or 2.11(b), the relevant Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Lender shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees under this Article 2 shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder or under any of the Notes in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency at the Administrative Agent’s New York office on the Domestic Business Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Domestic Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase dollars with such other currency; if the amount of dollars so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in dollars, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of dollars so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.04, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the appropriate Borrower.

SECTION 2.16. Foreign Subsidiary Borrowers. (a) If the cost to any Lender of making or maintaining any Loan to or of issuing or maintaining any Letter of Credit for the account of an Eligible Subsidiary is increased, or the amount of any sum received or receivable by any Lender (or its Applicable Lending Office) is reduced by an amount deemed by such Lender to be material, by reason of the fact that such Eligible Subsidiary is organized in, or conducts business in, a jurisdiction outside the United States (a “Foreign Subsidiary Borrower”), the Company shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent). A certificate of such Lender claiming compensation under this subsection 2.16(a) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

(b)        Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to subsection 2.16(a) and will designate a different Applicable Lending Office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.

(c)        Each Lender may, at its option, make any Loan available to any Foreign Subsidiary Borrower by causing any foreign or domestic branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Foreign Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.17. Regulation D Compensation. Each Lender may require a Borrower to pay, contemporaneously with each payment of interest by such Borrower on the Euro-Dollar Loans of such Borrower, additional interest on the related Euro-Dollar Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Euro-Dollar Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over

(ii) the applicable Euro-Dollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the relevant Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall notify the relevant Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section 2.17.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

SECTION 2.18. Letters of Credit.

(a)        Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, and so long as no Stop Issuance Notice is in effect, each Issuing Lender agrees to issue Letters of Credit from time to time before the Letter of Credit Termination Date upon the request of any Borrower; provided that immediately after each Letter of Credit is issued (i) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, (ii) the Letter of Credit Liabilities outstanding with respect to such Issuing Lender shall not exceed such Issuing Lender’s Letter of Credit Sublimit and (iii) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit referred to in clause (a) of the definition thereof. Upon the date of issuance by an Issuing Lender of a Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments. In the event the Commitments shall have been extended pursuant to Section 2.01(b) with respect to some but not all Lenders, and as a result the Termination Date applicable to a Lender falls prior to the expiry date of a Letter of Credit then outstanding, such Lender’s participation in such Letter of Credit shall terminate on its Termination Date, and the participations of the other Lenders therein shall be redetermined pro rata to their respective Percentages after giving effect to the termination of the Commitment of such former Lender. If and to the extent necessary to permit redetermination of the participations in Letters of Credit pursuant to the preceding sentence within the limits of the Commitments which are not terminated, the Borrowers shall prepay on such date all or a portion of the outstanding Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon their having done so.

(b)       Method for Issuance; Terms; Extensions.

(i)        The Borrower shall give the Issuing Lender notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Lender in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Lender’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Letter of Credit.

(ii)        The obligation of the Issuing Lender to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested. The Borrower shall also pay to the Issuing Lender for its own account issuance, drawing, amendment and extension charges in the amounts and at the times as agreed between the Borrower and the Issuing Lender.

(iii)         The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Lender, the Issuing Lender shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term of more than twelve months; provided that a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Lender; provided, further that no Letter of Credit shall have a term extending or be so extendible beyond the Letter of Credit Termination Date.

(c)      Payments; Reimbursement Obligations.

(i)         Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Lender (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender for any amounts paid by the Issuing Lender upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 11:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided, further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii)         All such amounts paid by the Issuing Lender and remaining unpaid by the Borrower (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing pursuant to Section 2.01, and unless the Borrower otherwise instructs the Administrative Agent not later than 10:00 A.M. (New York City time) on the date payment of such Reimbursement Obligation is due, convert automatically to Base Rate Loans on such date. The Administrative Agent shall, on behalf of the applicable Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 10:00 A.M. (New York City time) on such date requesting each Lender to make, and each Lender hereby agrees to make, a Base Rate Loan, in an amount equal to such Lender’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Lender shall make such Loan available to the Administrative Agent at its address specified in or pursuant to Section 2.12 in immediately available funds, not later than 3:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Lender, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii)         To the extent the Reimbursement Obligation is not refunded by a Lender pursuant to clause (ii) above, such Lender will pay to the Administrative Agent, for the account of the Issuing Lender, immediately upon the Issuing Lender’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Lender’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Lender’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Lender will pay to each Lender ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Lender has made payment to the Issuing Lender in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed to it by the Issuing Lender.

(d)        Obligations Absolute. The obligations of the Borrower and each Lender under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i)             any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii)            any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii)           the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv)           the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Lender (including the Issuing Lender) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v)            any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)           payment under a Letter of Credit against presentation to the Issuing Lender of documents that do not comply with the terms of such Letter of Credit; provided that this clause (vi) shall not limit the rights of the Borrower under Section 2.18(e)(ii); or

(vii)          any other act or omission to act or delay of any kind by any Lender (including the Issuing Lender), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (vii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lender’s obligations hereunder.

(e)      Indemnification; Expenses.

(i)          Each Borrower hereby indemnifies and holds harmless each Lender (including each Issuing Lender) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued, renewed or extended pursuant to this Section 2.18, including those incurred in connection with proceedings brought or threatened by the Company or any of its affiliates, equity holders or creditors; provided that the Borrower shall not be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.

(ii)            None of the Lenders (including an Issuing Lender) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.18(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) subject to the following sentence, the Issuing Lender’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii)           Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Lender as required by this subsection, the Lenders agree to do so ratably in accordance with their Commitments.

(f)      Existing Letters of Credit; Designation of Additional Letters of Credit.

(i)             On the Effective Date, without further action by any party hereto (A) each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder on such date and (B) each issuer of an Existing Letter of Credit shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from each issuer of an Existing Letter of Credit, a participation in each Existing Letter of Credit in accordance with Section 2.18(a).

(ii)            From time to time after the Effective Date, any Borrower may designate any letter of credit theretofore issued by a Lender for the account of such Borrower as a Letter of Credit hereunder by three Domestic Business Days’ notice to such Lender and the Administrative Agent; provided that any such designation shall be subject to all terms and conditions governing the issuance of a Letter of Credit hereunder. Upon the effective date of such notice, if the applicable conditions to issuance of such a Letter of Credit would be satisfied on such date, such outstanding letter of credit shall be deemed to be a Letter of Credit issued hereunder on such date, and the issuer thereof shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such issuer, a participation therein in accordance with Section 2.18(a). Each Lender which is the issuer of any such letter of credit shall be entitled to the benefits of, and shall be bound by the provisions applicable to, an Issuing Lender with respect to any letter of credit so designated as a Letter of Credit.

SECTION 2.19. Stop Issuance Notice. If the Required Lenders determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Lender. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued or extended while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied; provided that the Administrative Agent and the Issuing Lenders may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.

SECTION 2.20. Optional Increase in Commitments. Following the Effective Date, the Company may, if it so elects, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (an “Additional Lender ”) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and each Issuing Lender, which consents will not be unreasonably withheld or delayed), or by agreeing with an existing Lender that such Lender’s Commitment shall be increased. Upon execution and delivery by the Company and such Lender or Additional Lender of an instrument in form reasonably satisfactory to the Administrative Agent, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the increased Commitments and such opinions of counsel for the Company with respect to the increased Commitments as the Administrative Agent may request, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

(i)         that the Company shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(ii)        the conditions set forth in Sections 3.02(b) and (c) shall be satisfied both on and as of the date of such notice and on and as of the effective date of any increase in Commitments pursuant to this Section 2.20;

(iii)       that any such increase shall be in an amount which is a multiple of $10,000,000;

(iv)       that immediately after such increase is made, the aggregate amount of increases in the Commitments pursuant to this Section 2.20, shall not exceed $500,000,000; and

(v)        that the Company may elect to increase the aggregate amount of the Commitments pursuant to this Section 2.20 no more than twice in any calendar year.

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.20, (i) each Additional Lender shall pay to the Administrative Agent an amount equal to its pro rata share of the aggregate outstanding Loans (and funded participations, if any, in Letters of Credit) and (ii) any Lender whose Commitment has been increased (an “Increasing Lender ”) shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Loans (and funded participations as above), in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent, (A) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the Additional Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable, (B) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph and (C) the participations of the Lenders in outstanding Letters of Credit shall be determined in accordance with their Commitments after giving effect to such increase. For the avoidance of doubt, no existing Lender shall have any obligation to participate in such increase except in its absolute and sole discretion.

SECTION 2.21. Defaulting Lenders. (a) If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)          fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a); and

(ii)         the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.05);

(b)          If any Letter of Credit Liabilities exist at the time such Lender becomes a Defaulting Lender then:

(i)          all or any part of the Letter of Credit Liabilities of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Domestic Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.03 for so long as such Letter of Credit Liabilities remain outstanding;

(iii)             to the extent that the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Liabilities pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities during the period such Defaulting Lender’s Letter of Credit Liabilities is cash collateralized;

(iv)             to the extent that the Letter of Credit Liabilities of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.07(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages; and

(v)             to the extent that all or any portion of such Defaulting Lender’s Letter of Credit Liabilities is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s Letter of Credit Liabilities shall be payable to the Issuing Lender until all such Letter of Credit Liabilities are reallocated and/or cash collateralized; and

(vi)            so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Liabilities will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(b)(ii), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(b)(i) (and such Defaulting Lender shall not participate therein);

provided that, subject to Section 11.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(c)          If an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such

Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

(d)           In the event that the Administrative Agent, the Company and the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Liabilities of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.

(e)           If any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Borrower (in the case of all other amounts).

ARTICLE 3

CONDITIONS

SECTION 3.01. Effectiveness. The Commitments shall become effective only when all the following conditions have been satisfied:

(a)        the Administrative Agent shall have received, from each party listed on the signature pages hereof, either a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Administrative Agent confirming that such party has executed and delivered a counterpart hereof;

(b)        the Administrative Agent shall have received an opinion of the Chief Counsel – Securities and Corporate Finance of the Company substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(c)        the Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Agreement and the Notes of the Company, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent;

(d)          the Administrative Agent shall have received evidence satisfactory to it that all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Credit Agreement shall have been paid in full;

(e)          the Administrative Agent shall have received payment of front end fees for the accounts of the Agents and the Lenders in the amounts heretofore mutually agreed; and

(f)          to the extent such documentation and information has been requested by the Lenders, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

provided that the Commitments shall not become effective unless all of the foregoing conditions are satisfied not later than December 31, 2016. Promptly after the Effective Date occurs, the Administrative Agent shall notify the Company and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.02. Borrowings and Issuance of Letters of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Lender to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)       receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by the applicable Issuing Lender of a Notice of Issuance as required by Section 2.18(b), as the case may be;

(b)        the fact that, immediately before and after giving effect to such Borrowing or issuance or extension, no Default shall exist; and

(c)        the fact that the representations and warranties of the Borrowers contained in this Agreement (except the representations and warranties set forth in Section 4.04(c), 4.05 and 4.07 as to any matter which has been disclosed in writing by the Company to the Lenders or in a publicly available report filed by the Company with the Securities and Exchange Commission) shall be true on and as of the date of such Borrowing or issuance or extension.

Each Borrowing and each issuance or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the relevant Borrower on the date of such Borrowing or issuance or extension as to the facts specified in the foregoing clauses 3.02(b) and 3.02(c).

SECTION 3.03. Existing Credit Agreement. (a) On the Effective Date, the commitments under the Existing Credit Agreement shall terminate, without further action by any party thereto.

(b)      The Lenders which are parties to the Existing Credit Agreement, comprising the “Required Lenders” as defined therein, hereby waive any requirement of notice of termination of the commitments pursuant to the Existing Credit Agreement and of prepayment of loans to the extent necessary to give effect to the subsections 3.01(d) and 3.03(a), provided that any such prepayment of loans shall be subject to Section 2.13 of the Existing Credit Agreement.

SECTION 3.04. First Borrowing by Each Eligible Subsidiary. The obligation of each Lender to make a Loan, and the obligation of an Issuing Lender to issue a Letter of Credit, on the occasion of the first Borrowing by or issuance of a Letter of Credit for the account of each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

(a)         receipt by the Administrative Agent of an opinion of counsel for such Eligible Subsidiary acceptable to the Administrative Agent, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Lenders may reasonably request;

(b)         receipt by the Administrative Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the authority for and the validity of the Election to Participate of such Eligible Subsidiary, this Agreement and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance satisfactory to the Administrative Agent;

(c)         receipt by each Lender not less than five Euro-Dollar Business Days prior to the date of such Borrowing or issuance of all documentation and other information reasonably requested in writing by such Lender in order to allow it to comply with applicable “know your customer” and anti-money laundering rules and regulations with respect to such Eligible Subsidiary; and

(d)         if such Eligible Subsidiary is not organized under the laws of the United States or any political subdivision thereof, such Borrowing or issuance shall not contravene any law or regulation applicable to any Lender extending such credit.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and its Notes are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Principal Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Company and each Note of the Company, when and if executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04. Financial Information; No Material Adverse Change. (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of July 31, 2016 and the related consolidated statements of earnings, of shareowners’ equity and of cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Company’s 2016 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)         The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of October 30, 2016 and the related unaudited consolidated statements of earnings, of shareowners’ equity and of cash flows for the fiscal quarter then ended, set forth in the Company’s Latest Form 10-Q, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period (subject to normal year-end adjustments).

(c)         There has been no material adverse change in the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, since July 31, 2016.

SECTION 4.05. Litigation. Except for the matters disclosed in the Company’s Latest Form 10-Q, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07. Environmental Matters. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.08. Taxes. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

SECTION 4.09. Subsidiaries. Each of the Company’s Principal Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.10. Full Disclosure. All information heretofore furnished by the Company to any Agent or Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby does not, and all such information hereafter furnished by the Company to any Agent or Lender will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

SECTION 4.11. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti- Corruption Laws and applicable Sanctions (it being understood that, for purposes of the preceding clause only, the term Anti-Corruption Laws is limited to the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010), and the Company, its Subsidiaries and their respective officers and employees and, to the knowledge of the Company, the Company’s and its Subsidiaries’ respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE 5

COVENANTS

The Company agrees that, so long as any Lender has any Credit Exposure hereunder:

SECTION 5.01. Information. The Company will deliver to the Administrative Agent, with a copy for each of the Lenders, which the Administrative Agent will forward to each Lender promptly:

(a)         as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, of shareowners’ equity and of cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, reported on by independent public accountants of nationally recognized standing;

(b)         as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statement of earnings for such quarter and the related consolidated statements of earnings and of cash flows for the portion of the Company’s fiscal year ended at the end of such quarter;

(c)         within five days after the chief financial officer, the treasurer or the chief accounting officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d)         promptly upon the mailing thereof to the shareholders of the Company generally, copies of all annual reports to shareholders and proxy statements so mailed;

(e)         if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan (other than an event for which the 30-day notice period is waived), or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii)   receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in endangered or critical status, is insolvent or has been terminated, a copy of such notice; (iii)receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take; and

(f)            from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(d) above shall be deemed to have been delivered on the date on which such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=16732&dateb=&owner=exclude&count=40 or at another website identified by the Company by notice to the Lenders and accessible by the Lenders without charge; provided that the Company shall deliver paper copies of the information referred to in Section 5.01(a), 5.01(b) or 5.01(d) to the Administrative Agent for any Lender which requests such delivery.

SECTION 5.02. Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Principal Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)      The Company will, and will cause each of its Principal Subsidiaries to, either (i) carry insurance (either in the name of the Company or in such Principal Subsidiary’s own name) with financially sound and responsible insurance companies or (ii) maintain self-insurance, on all their respective properties, against at least such risks as (and subject to no greater risk retention than) are usually insured against in the same general area by similarly sized companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried or the self-insurance so maintained.

SECTION 5.03. Conduct of Business and Maintenance of Existence. The Company will preserve, renew and keep in full force and effect, and will cause each Principal Subsidiary to preserve, renew and keep in full force and effect their respective legal existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.03 shall prevent any Principal Subsidiary from merging into, consolidating with, or transferring all or substantially all of its assets to, the Company or (x) unless such Principal Subsidiary is a Borrower, another Subsidiary or (y) if such Principal Subsidiary is a Borrower, another Principal Subsidiary.

SECTION 5.04. Compliance with Laws. The Company will comply, and cause each Principal Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, ERISA and the Internal Revenue Code and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (ii) where the failure to so comply would not have a material adverse effect on the Company and its Consolidated Subsidiaries considered as a whole. The Company will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions (it being understood that for purposes of the preceding clause only, the term Anti-Corruption Laws is limited to the requirements of the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010).

SECTION 5.05. Mergers and Sales of Assets . The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person; provided that the Company may merge with another Person if (x) the Company is the corporation surviving such merger and (y) after giving effect to such merger, no Event of Default shall have occurred and be continuing. No Eligible Subsidiary will consolidate or merge with or into any other Person unless the entity surviving such consolidation or merger is (i) the Company, (ii) such Eligible Subsidiary or (iii) another Eligible Subsidiary.

SECTION 5.06. Negative Pledge. Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien on (a) any Principal Property, (b) the shares of capital stock or Debt of any Principal Subsidiary or (c) any Domestic Inventory or Domestic Receivables, without securing the principal of and interest on the Loans and all fees and other amounts payable hereunder equally and ratably with (or, at the Company’s option, prior to) the other obligations secured by such Lien; provided that this Section 5.06 shall not apply to the following Liens, and the obligations secured thereby shall be excluded from any computation under this Section 5.06:

(i)         Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $150,000,000 (excluding obligations of the Company under capitalized leases);

(ii)         any Lien existing on any asset of any Person at the time such Person becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iii)         any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition, construction or improvement thereof;

(iv)        any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(v)        any Lien existing on any asset prior to the acquisition thereof by the Company or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(vi)        Liens on Domestic Inventory and Domestic Receivables with an aggregate book value not in excess of $250,000,000;

(vii)        any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing provisions of this Section 5.06; provided that such Debt is not increased and is not secured by any additional assets;

(viii)         Liens which (1) do not secure Debt, (2) do not secure any single obligation in an amount exceeding $500,000,000 and (3) do not in the aggregate materially detract from the value of the assets of, or materially impair the use thereof in the operation of the business of, the Company and its Consolidated Subsidiaries taken as a whole;

(ix)         any Lien in favor of the Company or any Lien created by a Subsidiary in favor of another Subsidiary; and

(x)         any other Lien; provided that the aggregate amount secured by all Liens excluded pursuant to this clause (x) shall not exceed 10% of Consolidated Net Assets.

SECTION 5.07. Use of Proceeds.

42

(a)         The proceeds of the Loans made under this Agreement will be used by the Borrowers for general corporate purposes, including acquisitions and repurchases of shares of capital stock of the Company. None of such proceeds and none of the Letters of Credit will be used in violation of any applicable law or regulation (including without limitation Regulation U or X).

(b)         The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.08. Most Favored Lender. The Company will not and will not permit any Subsidiary to (a) enter into any Restricted Agreement or (b) agree to any amendment, waiver, consent, modification, refunding, refinancing or replacement of any Restricted Agreement, in either case, with terms the effect of which is to (i) include a Covenant which imposes a restriction, limitation or obligation in favor of another lender not imposed in favor of the Lenders by this Agreement, or (ii) revise or alter any Covenant contained therein the effect of which is to impose a restriction, limitation or obligation in favor of another lender not imposed in favor of the Lenders by this Agreement, unless the Company or such Subsidiary, as the case may be, within ten business days (x) notifies the Lenders and the Administrative Agent thereof and

(y) incorporates herein such additional Covenant. If the Administrative Agent at the time so elects by notice to the Company and the Lenders, the incorporation of each such additional Covenant shall be deemed to occur automatically without any further action or the execution of any additional document by any of the parties to this Agreement. If the Administrative Agent does not elect to effect such an automatic incorporation, the Administrative Agent shall promptly tender to the Company for execution by it an amendment (executed by the Administrative Agent) incorporating such additional Covenant and shall promptly deliver a copy of such amendment to the Lenders.

ARTICLE 6

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall occur and be continuing:

(a)       any Borrower shall (i) fail to pay when due any principal of any Loan or to reimburse any drawing under any Letter of Credit when required hereunder or (ii) fail to pay, within 5 days of the date when due, any interest on any Loan or any fee or other amount payable hereunder;

(b)        the Company shall fail to observe or perform any covenant contained in Section 5.01(c), 5.05, 5.06 or 5.08;

(c)        any Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Company by the Administrative Agent at the request of any Lender;

(d)        any representation, warranty, certification or statement made by any Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made pursuant to Article 9 or the last sentence of Section 3.02);

(e)        (i) the Company or any Principal Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) a Canadian Insolvency Event shall have occurred;

(f)        an involuntary case or other proceeding shall be commenced against the Company or any Principal Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Principal Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(g)        any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing other than for, or with respect to, a standard termination under Section 4041(b) of ERISA that would not have a material adverse effect on the Company and its Consolidated Subsidiaries considered as a whole; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;

(h)        a judgment or order for the payment of money in excess of $200,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 45 days;

(i)        the Company shall deny or disaffirm its obligations under Article 10 with respect to any Eligible Subsidiary, or Article 10 or any provision thereof shall cease to be in full force and effect;

(j)        (i) acceleration of the maturity of any Material Debt or (ii) the Company or any Subsidiary obligated with respect thereto shall fail to pay the principal amount of any Material Debt within three days of the date when due; or

(k)      a Change of Control Triggering Event shall have occurred.

then, and in every such event, the Administrative Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% of the aggregate principal amount of the Loans, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that in the case of any of the Events of Default specified in clause (e) or (f) above with respect to any Borrower, without any notice to any Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

SECTION 6.02. Notice of Default . The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Administrative Agent upon the instruction of Lenders having more than 50% of the Letter of Credit Liabilities (exclusive of the Letter of Credit Liabilities of any Defaulting Lender), pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all Letters of Credit outstanding at such time; provided that, upon the occurrence of any Event of Default specified in Section 6.01(e) or 6.01(f) with respect to any Borrower, each Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Lenders.

ARTICLE 7

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authorization. Each Lender and Issuing Lender irrevocably appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or affiliate of any Borrower as if it were not the Administrative Agent.

SECTION 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent.

SECTION 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such other combination of Lenders as may be specified herein with respect to the taking of any particular action) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.06. Indemnification. Each Lender shall, ratably in accordance with its Credit Exposure, indemnify the Administrative Agent, its affiliates and the directors, officers, agents and employees of the foregoing (to the extent not reimbursed by the Borrowers) against any cost, expense (including counsel fees and disbursements), loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

SECTION 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.09. Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.10. Syndication Agents and Joint Lead Arrangers and Joint Bookrunners. Nothing in this Agreement or in any Note shall impose upon any Syndication Agent or Joint Lead Arranger and Joint Bookrunner, in its capacity as such, any duty or responsibility whatsoever.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

(a)        the Administrative Agent determines that adequate and fair means do not exist for determining the Euro-Dollar Rate for such Interest Period, or

(b)        the Required Lenders advise the Administrative Agent that the Euro-Dollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

SECTION 8.02. Illegality. (a) If any Change in Law shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to any Borrower and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans to such Borrower, or to convert outstanding Loans to such Borrower into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro -Dollar Loan of such Lender then outstanding to such Borrower shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

(b)      If by reason of the fact that an Eligible Subsidiary is organized in, or conducts business in, a jurisdiction outside the United States, it is unlawful, in the sole determination of any Lender, for such Lender (or its Applicable Lending Office) to make or maintain Loans to such Eligible Subsidiary and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon until such Lender notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make or maintain Loans to such Eligible Subsidiary shall be suspended. If such notice is given, each Loan of such Lender then outstanding to such Eligible Subsidiary shall either (i) if such Lender, the Company and the Administrative Agent agree, be made or transferred (as applicable) to the Company as Borrower (but shall otherwise continue to be part of the same Borrowing to such Eligible Subsidiary for other purposes of this Agreement) or (ii) if clause (i) does not apply, shall be prepaid either (x) in the case of a Euro-Dollar Loan, on the last day of the then current Interest Period applicable thereto if such Lender may lawfully continue to maintain such Loan to such day or (y) immediately if clause (x) does not apply.

SECTION 8.03. Increased Cost and Reduced Return. (a) If any Change in Law shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall subject any Lender to any taxes (other than any taxes indemnified under Section 8.04 or excluded in the definition of Taxes) on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable or allocated thereto, or impose on any Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes, its participation in the Letters of Credit or its obligation to make Euro-Dollar Loans or to issue or participate in Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan (or, in the case of a Change in Law with respect to taxes, any Loan) or of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay (or shall cause another Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)      If any Lender shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c)      Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

SECTION 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Borrower or the Company pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located, (ii) in the case of each Lender, any United States withholding tax imposed on such payments, but only up to the rate (if any) at which United States withholding tax would apply to such payments to such Lender at the time such Lender first becomes a party to this Agreement and (iii) any United States withholding tax imposed under FATCA.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, performance, enforcement or delivery of, or otherwise with respect to, this Agreement or any Note.

(b)      Any and all payments by or on account of any obligation of any Borrower or the Company to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes, except as required by applicable law. If any Borrower, the Company or the Administrative Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable by the Borrower or the Company shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, the Company or the Administrative Agent, as applicable, shall make such deductions, (iii) the Borrower, the Company or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) if the withholding agent is the Borrower or the Company, the Borrower or the Company shall promptly furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof.

(c)        The Company shall timely pay to the relevant taxation authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)        The Company agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes demand therefor.

(e)        Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Company and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8BEN-E (together with, in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”)), W-8IMY (accompanied by form W-8ECI, form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, form W-9, and/or other certification documents from each beneficial owner, as applicable) or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service.

(f)        For any period with respect to which a Lender has failed to provide the Company or the Administrative Agent with the appropriate form pursuant to Section 8.04(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or (d) with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)        If a payment made to a Lender under this Agreement or any Note would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b)

of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this Section 8.04(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement, whether or not included in the definition of FATCA.

(h)       If any Borrower or the Company is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

(i)       Each Lender shall severally indemnify the Administrative Agent for any Taxes and Other Taxes (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and Other Taxes and without limiting the obligation, if any, of the Borrowers to do so) or any taxes excluded from the definition of “Taxes”, in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(j)       Each party’s obligations under this Section 8.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement.

SECTION 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Rate. If (i) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Dollar Loans to any Borrower has been suspended pursuant to Section 8.02 or (ii) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro- Dollar Loans and the relevant Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to such Borrower which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders). If such Lender notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF ELIGIBLE SUBSIDIARIES

Each Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

SECTION 9.01. Organizational Existence and Power. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is a Wholly-Owned Principal Subsidiary.

SECTION 9.02. Organizational and Governmental Authorization; No Contravention. The execution and delivery by it of its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes, are within its organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its organizational documents or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 9.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Eligible Subsidiary and its Notes, when and if executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of such Eligible Subsidiary, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 9.04. Taxes. Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, imposed by or in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on its Notes, or is imposed on or by virtue of the execution, delivery or enforcement of its Election to Participate or of its Notes.

ARTICLE 10

GUARANTY

SECTION 10.01. The Guaranty. The Company hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Loan made to and each Reimbursement Obligation incurred by each Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by each Eligible Subsidiary under this Agreement. Upon failure by any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

SECTION 10.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)        any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible Subsidiary under this Agreement or any Note, by operation of law or otherwise;

(b)       any modification or amendment of or supplement to this Agreement or any Note;

(c)         any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible Subsidiary under this Agreement or any Note;

(d)         any change in the corporate existence, structure or ownership of any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Eligible Subsidiary or its assets or any resulting release or discharge of any obligation of any Eligible Subsidiary contained in this Agreement or any Note;

(e)         the existence of any claim, set-off or other rights which the Company may have at any time against any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)         any invalidity or unenforceability relating to or against any Eligible Subsidiary for any reason of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Note or any other amount payable by it under this Agreement; or

(g)         any other act or omission to act or delay of any kind by any Eligible Subsidiary, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder.

SECTION 10.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Reimbursement Obligations and all other amounts payable by the Company and each Eligible Subsidiary under this Agreement shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any other amount payable by any Eligible Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Eligible Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 10.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.

SECTION 10.05. Subrogation. Upon making any payment with respect to any Eligible Subsidiary hereunder, the Company shall be subrogated to the rights of the payee against such Eligible Subsidiary with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation unless all amounts of principal of and interest on the Loans to such Eligible Subsidiary and all other amounts payable by such Eligible Subsidiary under this Agreement have been paid in full.

SECTION 10.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Eligible Subsidiary under this Agreement or its Notes is stayed upon insolvency, bankruptcy or reorganization of such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: in the case of the Company or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof (or, in the case of an Eligible Subsidiary, in its Election to Participate), in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section 11.01; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

SECTION 11.02. No Waivers. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.03. Expenses; Indemnification. (a) The Company shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Lender, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify each Agent, Joint Lead Arranger and Joint Bookrunner, and Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or proposed use of proceeds of Loans or Letters of Credit hereunder, including proceedings brought or threatened by the Company or any of its affiliates, equity holders or creditors; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

SECTION 11.04. Sharing of Set-offs. (a) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to the Loans and Reimbursement Obligations of any Borrower held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due with respect to the Loans and Reimbursement Obligations of such Borrower held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans and Reimbursement Obligations of such Borrower held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest due with respect to the Loans and Reimbursement Obligations of such Borrower held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section 11.04(a) shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of a Borrower other than its indebtedness hereunder.

(b)      Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan to such Borrower, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

SECTION 11.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Lenders (and, if the rights or duties of any Issuing Lender or Agent are affected thereby, by it); provided that no such amendment or waiver shall:

(a)        unless signed by each affected Lender, (i) increase the Commitment of any Lender or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or Reimbursement Obligation or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation or any fees hereunder or for the termination of any Commitment or (except as expressly provided in Section 2.18) the expiry date of any Letter of Credit or (iv) release the Company from its obligations under Article 10; provided, further that, no such amendment or waiver shall, unless signed by all the Lenders (other than any Defaulting Lender unless such Defaulting Lender is disproportionately adversely affected by such change) change the percentage of the Credit Exposures which shall be required for the Lenders or any of them to take any action under this Section 11.05 or any other provision of this Agreement; and provided, further that no such amendment, waiver or modification shall, unless signed by an Eligible Subsidiary, (w) subject such Eligible Subsidiary to any additional obligation, (x) increase the principal of or rate of interest on any outstanding Loan of such Eligible Subsidiary or (y) accelerate the stated maturity of any outstanding Loan of such Eligible Subsidiary; or

(b)         unless signed by a Designated Lender or its Designating Lender, (i) subject such Designated Lender to any additional obligation, (ii) affect its rights hereunder (unless the rights of all the Lenders hereunder are similarly affected) or (iii) change this clause 11.05(b);

provided that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Company and the Lenders required above, affect the rights or duties of the applicable Issuing Lender under this Agreement or any document relating to any Letter of Credit issued or to be issued by it and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Company and the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (ii) any date fixed by this Agreement or any other Loan Document for the payment (excluding mandatory prepayments) of principal or interest due to a Defaulting Lender may not be postponed without (A) the consent of such Defaulting Lender and (B) in connection with the extension of payments of principal or interest which impact all Lenders, the consent of all other Lenders entitled to vote, (iii) the principal of, and the rate of interest specified herein on, any Loan or unreimbursed Reimbursement Obligation due to a Defaulting Lender may not be reduced without (A) the consent of such Defaulting Lender and (B) in connection with a reduction of the rate of interest specified herein on any Loan or unreimbursed Reimbursement Obligation which impacts all Lenders, the consent of all other Lenders entitled to vote or (iv) this last sentence of Section 11.05 shall not be amended without the consent of any Lender that is a Defaulting Lender at the time of such amendment.

Notwithstanding anything to the contrary herein, if the Administrative Agent and the Company have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error, omission or any other error or omission of a technical nature, in each case, in any provision of any Loan Document, the Company and the Administrative Agent shall be permitted to effect amendments to this Agreement or any other Loan Document, as applicable, solely to address such matter and such amendment shall become effective without the consent of any other party to this Agreement so long as, in each case, the Lenders shall have received at least ten (10) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten (10) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 11.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders.

(b)       Any Lender may, without the consent of the Company, the Administrative Agent or any other Person, at any time grant to one or more Lenders or other institutions (other than any Borrower or any Affiliate of any Borrower) (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrowers and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or Error! Reference source not found. of Section 11.05(a) without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)       Any Lender may at any time assign to one or more banks or other financial institutions other than a Defaulting Lender, any Borrower or any Affiliate of any Borrower (each a “Assignee”) all, or a proportionate part (equivalent to an initial Commitment of not less than

$5,000,000 unless each of the Company and the Administrative Agent otherwise consents) of all, of its rights and obligations under this Agreement and its Notes with respect to Loans and Letters of Credit, and each such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto executed by such Assignee and such transferor Lender, with (and subject to) the subscribed consent of the Administrative Agent, each Issuing Lender and (so long as at the time no Event of Default exists) the Company, which consent will not be unreasonably withheld or delayed; provided that (i) no such consent of the Company shall be required if such Assignee is an affiliate of such transferor Lender, a Lender prior to such assignment or an Approved Fund, (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Domestic Business Days after having received notice thereof and (iii) if such Assignee is a Lender prior to such assignment, the assignment may be in an amount less than $5,000,000. Upon execution and delivery of such instrument and payment by such an Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the applicable Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the relevant Assignee to evidence its Loans. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the relevant Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

(d)        Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or other central bank having jurisdiction over it. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e)        No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)        Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)      The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.07. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Lender may at any time designate an Approved Fund to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Administrative Agent consent thereto (which consent shall not be unreasonably withheld or delayed). When a Lender and its Approved Fund shall have signed an agreement substantially in the form of Exhibit G hereto (a “Designation Agreement”) and the Company and the Administrative Agent shall have signed their respective consents thereto, such Approved Fund shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Lender pursuant to Section 2.01 and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Borrower and the Administrative Agent, (i) assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b)      Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

SECTION 11.08 . Collateral. Each of the Lenders represents to each of the Agents and the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 11.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any New York State or Federal court located in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) accepts for itself and in respect of its property the jurisdiction of such courts, (iii) waives any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Company (on behalf of the applicable Borrower) at its address specified on signature page hereof. A final judgment in any such suit, action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lender Party to serve legal process in any other manner permitted by law or affect any Lender Party’s right to bring any suit, action or proceeding against any Borrower or its property in the courts of other jurisdictions.

SECTION 11.10 . Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 11.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENTS, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.12. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

SECTION 11.13. No Fiduciary Duty; Obligations Several. Each Borrower agrees that in connection with all aspects of the Loans and Letters of Credit contemplated by this Agreement and any communications in connection therewith, the Borrowers and their respective Subsidiaries, on the one hand, and the Agents, the Lenders and their respective affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of any Agent, the Lender or their respective affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The respective obligations of the Lenders under this Agreement are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder.

SECTION 11.14. Acknowledgement and Consent to Bail-In of EEA Financial Institutions . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write -down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CAMPBELL SOUP COMPANY

By:	/s/ Anthony DiSilvestro
Name: Anthony DiSilvestro
Title: Sr. VP & CFO

By:	/s/ Ashok Madharan
Name: Ashok Madharan
Title: VP-Treasurer

Address: 1 Campbell Place Camden, NJ 08103-1799
Facsimile: (856) 342-4807
Website: www.campbellsoupcompany.com
Taxpayer Identification Number: 21-0419870

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

JPMORGAN CHASE BANK, N.A. as Administrative Agent, and Issuing Lender and as Lender

By:	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director
Address:	500 Stanton Christiana Rd. NCC5, Floor 3 Newark, DE 19713-2107
Attn:	Loan & Agency Services
Email:	12012443577@tls.ldsprod.com
CC:	jonathan.martin@jpmorgan.com

CC:	383 Madison Avenue New York, NY 10179
Attn:	Tony Yung
Email:	Tony.Yung@jpmorgan.com

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

BARCLAYS BANK PLC, as an Issuing Lender and a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

BNP PARIBAS, as an Issuing Lender and a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director
By:	/s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

[Signature Page to Campbell Soup C

redit Agreement – 2016 Refinancing]

Bank of America N.A. as a Lender

By:	/s/ Kyle Lewis
Name: Kyle Lewis
Title: Associate

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

Citibank N.A. as a Lender

By:	/s/ Robert Kane
Name: Robert Kane
Title: Managing Director

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Karim Rahimtoola
Name: Karim Rahimtoola
Title: Authorized Signatory

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Beth Rue
Name: Beth Rue
Title: Director

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

BMO HARRIS BANK N.A., as a Lender

By:	/s/ J.M. Junior Del Brocco
Name: J.M. Junior Del Brocco
Title: Director

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

PNC Bank, National Association, as a Lender

By:	/s/ Denise DiSimone
Name: Denise DiSimone
Title: Senior Vice President

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

U.S. Bank National Association, as a Lender

By:	/s/ Elizabeth L. Hund
Name: Elizabeth L. Hund
Title: Senior Vice President

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

The Bank of Tokyo Mitsubishi UFJ, Ltd. as a Lender

By:	/s/ Charles Shaw
Name: Charles Shaw
Title: Authorized Signatory

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Nikhil Madhok
Name: Nikhil Madhok
Title: Authorized Signatory

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

Sumitomo Mitsui Banking Corp. as a Lender

By:	/s/ James Weinstein
Name: James Weinstein
Title: Managing Director

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

BANK OF CHINA, NEW YORK BRANCH as a Lender

By:	/s/ Raymond Qiao
Name: RAYMOND QIAO
Title: MANAGING DIRECTOR

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

Coöperatieve Rabobank U.A. New York Branch, as a Lender

By:	/s/ Michael T. Harder
Name: Michael T. Harder
Title: Executive Director

By:	/s/ Sarah Fleet
Name: Sarah Fleet
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

CoBank, ACB Lender
By:	/s/ Patrick Keleher
Name: Patrick Keleher
Title: Vice President

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

Nordea Bank Finland Plc, New York Branch

By:	/s/ Rolf Risan
Name: Rolf Risan
Title: Senior Vice President

Nordea Bank Finland Plc, New York Branch

By:	/s/ Chris Prial
Name: Chris Prial
Title: Associate

[Signature Page to Campbell Soup Credit Agreement – 2016 Refinancing]

COMMITMENT SCHEDULE (in US$)

Lender	Commitment
JPMorgan Chase Bank, N.A.	$163,333,333.34
Barclays Bank PLC	$163,333,333.33
BNP Paribas	$163,333,333.33
Bank of America, N.A.	$140,000,000.00
Citibank, N.A.	$140,000,000.00
Credit Suisse AG, Cayman Islands Branch	$140,000,000.00
Wells Fargo Bank, N.A.	$140,000,000.00
BMO Harris Bank N.A.	$110,000,000.00
PNC Bank, National Association	$110,000,000.00
U.S. Bank National Association	$110,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$75,000,000.00
The Northern Trust Company	$75,000,000.00
Royal Bank of Canada	$75,000,000.00
Sumitomo Mitsui Banking Corporation	$75,000,000.00
Bank of China, New York	$50,000,000.00

Lender	Commitment
Coöperatieve Rabobank U.A., New York Branch	$50,000,000.00
CoBank, ACB	$40,000,000.00
Nordea Bank	$30,000,000.00
Total:	$1,850,000,000.00

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Base Rate Margin” and “Euro-Dollar Margin” means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate	0.050%	0.070%	0.090%	0.110%	0.150%
Base Rate Margin	0.000%	0.000%	0.000%	0.015%	0.350%
Euro-Dollar Margin	0.700%	0.805%	0.910%	1.015%	1.350%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Company’s long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s.

“Level II Pricing” applies on any day on which (i) the Company’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s and (ii) no better Pricing Level applies.

“ Level III Pricing” applies on any day on which (i) the Company’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) no better Pricing Level applies.

“Level IV Pricing” applies on any day on which (i) the Company’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) no better Pricing Level applies.

“Level V Pricing” applies on any day if no other Pricing Level applies on such day.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies on any day. A “better” Pricing Level is one with a lower roman numeral.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

If the Company has split ratings from Moody’s and S&P, pricing will be based on the higher of the two ratings; provided that if the split is more than one full rating category, the rating one notch below the higher rating shall be used.

SCHEDULE 2.18

EXISTING LETTERS OF CREDIT

	Issuing Lender	Beneficiary	Issue Date	Expiry Date	Amount	LC Number
1.	Bank of	Texas Workers	11/23/1998	11/22/2017	$300,000	134543
	America, N.A.	Compensation
		Commission

2.	PNC Bank,	State of	06/02/2010	06/02/2017	$1,200,000	18113192-00-000
	National	Pennsylvania:
	Association	Self Insurance
		Division

3.	JPMorgan Chase	State of	03/07/2003	03/15/2017	$50,000	P-235393
	Bank, N.A.	Connecticut

4.	JPMorgan Chase	Lumberman’s	06/16/2008	06/15/2017	$20,000	TPTS-610730
	Bank, N.A.	Mutual Casualty
		Company

5.	JPMorgan Chase	Lakeland	08/19/2010	08/19/2017	$219,700	TFTS-865684
	Bank, N.A.	Electric

6.	JPMorgan Chase	Connecticut	06/17/2011	06/16/2017	$743,900	TFTS-910853
	Bank, N.A.	Development
		Authority

EXHIBIT A

NOTE

New York, New York

_____________, 20

For value received, <NAME OF RELEVANT BORROWER>, a <RELEVANT BORROWER’S JURISDICTION AND FORM OF ORGANIZATION> corporation (the “Borrower”), promises to pay to ______________________ (the “Lender”) or its registered assigns, the unpaid principal amount of each Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 383 Madison Avenue New York, NY 10179.

All Loans made by the Lender to the Borrower, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Five-Year Credit Agreement dated as of December 9, 2016 among Campbell Soup Company, the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, as Administrative Agent (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

[The payment in full of the principal and interest on this Note has, pursuant to the provisions of the Credit Agreement, been unconditionally guaranteed by Campbell Soup Company.]1

<NAME OF RELEVANT BORROWER>

By:
Name:
Title:

By:
Name:
Title:

1 To be included only in Notes of Eligible Subsidiaries.

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

OPINION OF COUNSEL FOR THE COMPANY

[•], 2016

To the Lenders and the Administrative Agent

under the Credit Agreement referred to below

c/o JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue

New York, NY 10179

Ladies and Gentlemen:

I am Chief Counsel – Securities and Corporate Finance of Campbell Soup Company (the “Company”) and have advised the Company in connection with the Five- Year Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of December 9, 2016 among Campbell Soup Company, the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you pursuant to Section 3.01(b) of the Credit Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that:

1.      The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New Jersey and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.      The execution, delivery and performance by the Company of the Credit Agreement and the execution, delivery and performance by the Company of each Note delivered today are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company.

3.      The Credit Agreement constitutes a valid and binding agreement of the Company and each Note of the Company delivered today constitutes a valid and binding obligation of the

Company, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

In rendering the opinions above, I have assumed that each party to the Credit Agreement, other than the Company, has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, I have assumed that the execution, delivery and performance by each party to the Credit Agreement, other than the Company, (a) are within such party’s corporate powers, (b) have been duly authorized by all necessary corporate action by such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official by such party, and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of such party.

I am a member of the Bar of the Commonwealth of Pennsylvania and the Bar of the State of New York and hold a Limited License for In-House Counsel in the State of New Jersey. The foregoing opinion is limited to the federal laws of the United States of America and the corporate law of the States of New Jersey and New York, except that I express no opinion as to any law, rule or regulation that is applicable to the Company, the Credit Agreement or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to the Credit Agreement or any of its affiliates due to the specific assets or business of such party or affiliate.

This opinion is rendered solely to you in connection with the Credit Agreement. This opinion may not be relied upon by you or the other several Lenders for any other purpose or relied upon by any other person other than your and the other several Lenders’ successors and permitted assigns, or furnished to any other person without my prior written consent.

Very truly yours,

EXHIBIT C

ELECTION TO PARTICIPATE

__________ __, 20__

JPMORGAN CHASE BANK, N.A.

as Administrative Agent for the Lenders

party to the Five-Year Credit Agreement

dated as of December 9, 2016 among

Campbell Soup Company, the Eligible

Subsidiaries referred to therein, the Lenders

from time to time party thereto and

JPMorgan Chase Bank, N.A., as Administrative Agent

(as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Eligible Subsidiary], a [jurisdiction and form of organization] corporation, hereby elects to be an Eligible Subsidiary for purposes of the Credit Agreement, effective from the date hereof until an Election to Terminate shall have been delivered on behalf of the undersigned in accordance with the Credit Agreement. The undersigned confirms that the representations and warranties set forth in Article 9 of the Credit Agreement are true and correct as to the undersigned as of the date hereof, and the undersigned hereby agrees to perform all the obligations of an Eligible Subsidiary under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Section 11.09 thereof, as if the undersigned were a signatory party thereto.

[Tax disclosure pursuant to Section 9.04.]

The address to which all notices to the undersigned under the Credit Agreement should be directed is:

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Title:

The undersigned hereby confirms that [name of Eligible Subsidiary] is an Eligible Subsidiary for purposes of the Credit Agreement described above.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

Receipt of the above Election to Participate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT D

ELECTION TO TERMINATE

__________ __, 20__

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Lenders

party to the Five-Year Credit Agreement

dated as of December 9, 2016 among

Campbell Soup Company, the Eligible

Subsidiaries referred to therein, the Lenders

from time to time party thereto and

JPMorgan Chase Bank, N.A., as Administrative Agent

(as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is made to the Credit Agreement described above. Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the meaning provided therein.

The undersigned, [name of Eligible Subsidiary], a [jurisdiction and form of organization] corporation, hereby elects to terminate its status as an Eligible Subsidiary for purposes of the Credit Agreement, effective as of the date hereof. The undersigned hereby represents and warrants that all principal and interest on all Notes of the undersigned and all other amounts payable by the undersigned pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Election to Terminate shall not affect any obligation of the undersigned under the Credit Agreement or under any Note heretofore incurred.

This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME OF ELIGIBLE SUBSIDIARY]

By:
Title:

The undersigned hereby confirms that the status of [name of Eligible Subsidiary] as an Eligible Subsidiary for purposes of the Credit Agreement described above is terminated as of the date hereof.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

Receipt of the above Election to Terminate is hereby acknowledged on and as of the date set forth above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E

OPINION OF

COUNSEL FOR AN ELIGIBLE SUBSIDIARY

[Dated as provided in Section 3.04 of the Credit Agreement]

To the Lenders and the Administrative Agent Referred to Below

c/o JPMorgan Chase Bank, N.A. as Administrative Agent

383 Madison Avenue

New York, NY 10179

Ladies and Gentlemen:

I am counsel to [name of Eligible Subsidiary, jurisdiction and form of organization] (the “Borrower ”) and give this opinion pursuant to Section 3.04(a) of the Five-Year Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of December 9, 2016 among Campbell Soup Company, the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, I am of the opinion that:

1.    The Borrower is duly organized, validly existing and in good standing under the laws of [jurisdiction of organization], and is a Wholly-Owned Principal Subsidiary.

2.    The execution and delivery by the Borrower of its Election to Participate[, the execution, delivery and performance by the Borrower of each Note delivered by it today] and the performance by the Borrower of the Credit Agreement [and each Note delivered by it today] are within the Borrower’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Principal Subsidiaries.

3. The Credit Agreement constitutes a valid and binding agreement of the Borrower [and each Note of the Borrower delivered today constitutes a valid and binding obligation of the Borrower, in each case] enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Very truly yours,

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of __________ __, 20_ between <NAME OF ASSIGNOR> (the “Assignor”) and <NAME OF ASSIGNEE> (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement relates to the Five-Year Credit Agreement dated as of December 9, 2016 among Campbell Soup Company, the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers and to participate in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $__________;

WHEREAS, Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof;

WHEREAS, the Assignor has Letter of Credit Liabilities in an aggregate amount of $___________ under the Credit Agreement at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor as a Lender under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the “Assigned Amount”), together with a corresponding portion of its outstanding Loans and Letter of Credit Liabilities, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor as a Lender under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by, and the Letter of Credit Liabilities of, the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor and the Assignee [and the Company] and the payment of the amounts specified in Section 3 required to be paid on the date hereof the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 It is understood that commitment and Letter of Credit fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4. Consents. This Agreement is conditioned upon the consent of [the Company,] the Issuing Lenders and the Administrative Agent pursuant to Section 11.06(c) of the Credit Agreement. The execution of this Agreement by each of them is evidence of their consent. Pursuant to Section 11.06(c), the Company agrees, if so requested by the Assignee, to execute and deliver a Note and to cause each Eligible Subsidiary to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of any Borrower, or the validity and enforceability of the obligations of any Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and such interest is free and clear of any lien or adverse claim.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

1 Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

SECTION 8. Administrative Questionnaire. Attached is an Administrative Questionnaire duly completed by the Assignee.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

<NAME OF ASSIGNOR>

By:
Name:
Title:

<NAME OF ASSIGNEE>

By:
Name:
Title:

The undersigned hereby consent to the foregoing assignment.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

<NAME OF ISSUING LENDER>

By:
Name:
Title:

<NAME OF ISSUING LENDER>

By:
Name:
Title:

EXHIBIT G

DESIGNATION AGREEMENT

dated as of ________________ __, _____

Reference is made to the Five-Year Credit Agreement dated as of December 9, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Campbell Soup Company, a New Jersey corporation (the “Company”), the Eligible Subsidiaries referred to therein, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

_________________ (the “Designator”) and ________________ (the “Designee”) agree as follows:

1.            The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

2.            The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.            The Designee (i) confirms that it is an Approved Fund; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 11.05(b) of the Credit Agreement.

4.            The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement.

5.            Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Company, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

6.            Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Lender pursuant to Section 2.01 or portions thereof as a Lender pursuant to Section 2.01 or portions thereof as a Lender pursuant to Section 2.01 of the Credit Agreement and the rights of a Lender related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

7.            This Designation Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:______ __, ____

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing designation.

CAMPBELL SOUP COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT H

EXTENSION AGREEMENT

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

under the Credit Agreement referred to below

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective [Extension Date], the Termination Date under the Five -Year Credit Agreement dated as of December 9, 2016 among Campbell Soup Company, the Eligible Subsidiaries referred to therein, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), for one year to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein with the same meaning.

This Extension Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[LENDERS]

By:
Name:
Title:

Agreed and accepted:

CAMPBELL SOUP COMPANY

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title: